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                        SUBURBAN LODGES OF AMERICA, INC.
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
================================================================================

The following is a press release issued by Registrant on April 25, 2001 in respect to its financial results for the first quarter of fiscal year 2001.


                                       For:     Suburban Lodges of America, Inc.

                                       Contact:  Paul A. Criscillis, Jr.
                                                 Chief Financial Officer
                                                 (770) 799-5000

FOR IMMEDIATE RELEASE

            SUBURBAN LODGES REPORTS INCREASED FIRST QUARTER EARNINGS
                              BEFORE UNUSUAL ITEMS

         ATLANTA, GEORGIA, April 25, 2001 - Suburban Lodges of America, Inc. (Nasdaq: SLAM), owner/franchisor of the Suburban Lodge and GuestHouse International hotel brands and operator of 65 Company-owned Suburban Lodge hotels, announced today that, excluding two unusual charges discussed below, the Company's net income for the calendar quarter ended March 31, 2001 was $696,000 (or $0.06 per share) versus $555,000 (or $0.04 per share) in the year-ago period.

         Total revenues in the first quarter of 2001 increased by 9% to $18.7 million from $17.1 million in the first quarter of 2000. Income from franchising operations also increased by 31% in the first quarter of 2001 versus the year-ago period.

         As previously announced, shortly after the close of the first quarter, the Company completed a lengthy review of its strategic alternatives to maximize share value. Expenses of $475,000 incurred in connection with the strategic review have been charged against the Company's 2001 first quarter earnings.

         One of the results of the strategic review was a decision to sell eleven unimproved sites the Company was holding for its own future development. This decision resulted in the recording of an impairment reserve of approximately $6.7 million, the majority of which was for development expenses incurred prior to 1999.

         The after-tax impact of the two charges discussed above was $4.6 million (or $0.38 per share). As a result, the Company has reported a net loss of $3.9 million (or $0.32 per share) in the first quarter of 2001 versus net income of $555,000 (or $0.04 per share) in the year-ago period.

         In the first quarter of 2001, Average Weekly Rates (AWR) for Company-owned hotels increased by 2% to $200 from $197 in the prior year quarter, with an average occupancy rate of 78% in 2001 versus 74% a year earlier. For the quarter ended March 31, 2001, weekly revenue per available room (RevPAR) for Company-owned hotels increased by 7% to $155 per available room from $144 per available room in the first quarter of 2000.

         David E. Krischer, Chairman and Chief Executive Officer, stated: "We are extremely pleased with our first quarter results. Our RevPAR growth of 7% is clearly in the forefront of the overall lodging industry. Moreover, the growth of our franchise development pipeline is very encouraging, particularly in the current weak economic environment. While the slowing U. S. economy could dampen RevPAR increases in the coming quarter or two, we remain optimistic that the nature of our extended stay product will fare well, even in this environment."

                     MAXIMIZING THE VALUE OF SUBURBAN LODGES

         Earlier this month, the Company announced plans to resume open market purchases of stock under a previously authorized stock buyback program. In October of last year, the Company suspended its stock repurchase program and engaged Salomon Smith Barney, a national investment banking firm with recognized expertise in the hotel industry, to assist the Company in evaluating options to maximize share value.

         The strategic alternatives explored by Salomon Smith Barney included, among other possibilities, a merger or sale of the Company, other possible business combinations or joint ventures, a sale of all or a portion of the Company's assets, a continuation of the Company's growth strategy and possible changes to that strategy. Forty-five potential buyers of all or part of the Company were contacted in the process. After nearly six months of exploration, the Company received only one highly-conditional proposal to acquire the Company.

         The proposal was conditioned upon financing, which would be difficult to obtain in the current weak market environment. Subsequent efforts by the Company's board of directors (the "Board") and management to negotiate an elimination of the financing condition resulted in new proposals with new conditions from the would-be acquirer, including a proposed four-month due diligence period. However, in the opinion of the Board and management, such negotiations did not result in a better offer than the only written proposal received by the Company, which was deemed inadequate due to, among other things, the financing condition. For these reasons, among others, the proposal was rejected unanimously by the Board.

         The Company  also  received an inquiry  from a third party  regarding a
potential  merger  of  equals.   However,   after  serious   consideration   and
exploration, each of the parties determined not to pursue the concept.

         After lengthy deliberation, the Company's Board and management concluded that, at this time, the best way to maximize value for shareholders is to continue with successful efforts to grow the Suburban Lodge and GuestHouse International franchises, complemented by ongoing share repurchases and opportunistic sales of real estate assets.

         Accordingly, the Company's Board and management are continuing their efforts to sell and convert Company-owned hotels into franchised hotels and the Company is attempting to add new franchisees in all of its target markets. The Company's Board and management believe this program will result in increased earnings per share, which will be reflected favorably in the market price of the Company's common stock.

         The Company's Board and management are mindful of the options available to the Company. If presented with one or more appropriate opportunities to grow share value, the Company's Board and management are prepared to act promptly.

                       MAXIMIZING THE VALUE OF HOTEL TOOLS

         HotelTools, Inc. is an independent developer of Internet-based enterprise management systems for the hospitality industry. The HotelTools system was designed to provide the Company and other multi-property lodging owners and operators with enhanced real-time, low-cost and centralized access to critical operating data, including, among other things, property, guest, rate and reservations management information.

         The Board and management of the Company believe the Company can achieve significant top-line and bottom-line improvements to the Company's operating results through use of the HotelTools software system. For this reason, the Company is pursuing rapid deployment of HotelTools software in all Company-owned hotels.

         Experts in the hospitality industry believe the industry will migrate toward the HotelTools model over the next several years. Recognizing this potential, the Company resolved to support development and marketing of the HotelTools system to third-parties, including the Company's franchisees and owners and operators of other multi-property lodging chains.

         The Company's loans to HotelTools, which totaled approximately $10 million as of March 31, 2001, began at a time when the public and private markets generally were supportive of companies with similar products and prospects. At that time, it appeared to the Company and others that third-party financing for development of HotelTools would be readily available.

         Unfortunately, the prospects for funding development of products such as the HotelTools software have changed dramatically over the past twelve months. As a result, the Company has acted to preserve the value of the HotelTools system to the Company, while supporting the efforts of HotelTools to attract third-party financing.

         The board of directors and management of Suburban Lodges believe HotelTools still offers great potential value to the Company and its shareholders. However, the Company's board and management are mindful of growing shareholder concerns over the extent of the Company's commitment to HotelTools. For this reason, among others, in early March, the Company encouraged the management of HotelTools to solicit offers for the purchase of HotelTools. In any such sale, the Company will seek to retain a license to use the HotelTools software with all upgrades. The Company has been informed by HotelTools that HotelTools is actively engaged in discussions with several prospective buyers.

FORWARD-LOOKING STATEMENTS

         This news release contains statements concerning the Company's plans, beliefs and expectations for future periods. These "forward-looking statements" may be identified by the use of words such as "intends," "contemplates," "believes," "anticipates," "expects," "should," "could," "would" and words of similar import. These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements. These risks and uncertainties include, among others, changes in economic conditions, financial markets or consumer demand for extended stay and other forms of lodging, the level of competition in the extended stay and other lodging markets, the Company's ability to enter into contracts with its franchisees, development risks and inefficiencies, weather delays, zoning delays, the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission. Forward-looking statements included in this news release concerning HotelTools are subject to the foregoing risks and uncertainties affecting the Company and additional risks and uncertainties including, but not limited to, uncertainty as to HotelTools' ability to operate within its budget, its future profitability, its ability to meet development schedules, its ability to develop and implement operational and financial systems to manage rapidly growing operations, uncertainty as to the demand for its products and services, the risk that competitors will be able to develop and market products and services that produce results similar to those produced by HotelTools' products and services, and the risk that HotelTools may not be able to obtain financing on acceptable terms and in amounts that are sufficient to meet its needs.

         All forward-looking statements included in this press release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.

         Suburban Lodges of America, Inc. owns, franchises and manages Suburban Lodge hotels, the nation's largest economy extended stay lodging chain, and franchises GuestHouse International hotels, the owner-friendly brand of mid-market nightly hotels.

                        SUBURBAN LODGES OF AMERICA, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                         (Unaudited)
                                                                      Three Months Ended
                                                           March 31, 2001         March 31, 2000
                                                          -----------------      -----------------
Revenue:
      Hotel revenues                                       $        17,477        $        15,959
      Franchising revenue                                            1,023                    781
      Management and other revenue                                     175                    355
                                                          -----------------      -----------------
           Total revenue                                            18,675                 17,095
                                                          -----------------      -----------------


Operating costs and expenses:
      Hotel operating expenses                                       9,785                  9,115
      Corporate operating expenses                                   2,999                  2,859
      Expenses incurred in conjunction with
          review of strategic alternatives                             475
      Undeveloped site carrying costs                                   47                     44
      Depreciation and amortization                                  2,526                  2,398
      Impairment of long-lived assets                                6,687
                                                          -----------------      -----------------
            Operating costs and expenses - net                      22,519                 14,416
                                                          -----------------      -----------------

Income (loss) from operations                                       (3,844)                 2,679

Other income (expense):
      Interest income                                                  234                    245
      Interest expense                                              (2,430)                (2,046)
      Other                                                              1                     10
                                                          -----------------      -----------------
           Income (loss) before income taxes                        (6,039)                   888

Provision (credit) for income taxes                                 (2,183)                   333
                                                          -----------------      -----------------

Net income (loss)                                          $        (3,856)       $           555
                                                          =================      =================

Earnings (loss) per common share:
      Basic                                                $         (0.32)       $          0.04
                                                          =================      =================
      Diluted                                                          N/A        $          0.04
                                                          =================      =================

Weighted average number of common
     shares outstanding:
      Basic                                                         12,004                 13,870
                                                          =================      =================
      Diluted                                                          N/A                 13,870
                                                          =================      =================

                        SUBURBAN LODGES OF AMERICA, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                        (Unaudited)
                                                                         March 31,          December 31,
                                                                           2001                 2000
                                                                       -------------       --------------
 ASSETS
 Current assets:
      Cash and cash equivalents                                          $   7,345           $  10,856
      Accounts receivable, net of reserves of
           $437 (2001) and $327 (2000)                                       1,758               1,520
      Hotel inventory and supplies                                           2,538               2,538
      Prepaid and refundable income taxes                                                          260
      Deferred income taxes                                                    469                 469
      Prepaid expenses and other current assets                              2,175               2,081
                                                                        -----------         -----------
            Total current assets                                            14,285              17,724

 Assets held for sale                                                        9,553

 Property and equipment, net of accumulated depreciation and
      amortization of $30,302 (2001) and $27,863 (2000)                    283,569             299,392

 Notes receivable from HotelTools, Inc.                                     10,192               7,997
 Other notes receivable                                                      4,556               4,508
 Acquired intangible assets - net                                            3,428               3,515
 Deferred loan costs                                                         1,999               2,097
 Other assets                                                                2,646               2,393
                                                                        -----------         -----------
 TOTAL ASSETS                                                            $ 330,228           $ 337,626
                                                                        ===========         ===========


 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
      Current portion of long-term debt                                  $   1,668           $   1,547
      Construction accounts payable                                          1,402               1,314
      Trade accounts payable                                                 1,641               3,161
      Accrued property taxes                                                 1,106                 720
      Accrued wages and benefits                                             1,214                 703
      Other accrued liabilities                                              2,594               1,504
      Other current liabilities                                                726                 648
                                                                        -----------         -----------
           Total current liabilities                                        10,351               9,597

 Long-term debt, excluding current portion                                 117,702             119,574
 Deferred income taxes                                                       1,529               3,958
 Other liabilities                                                             172                 167
                                                                        -----------         -----------
           Total liabilities                                               129,754             133,296
                                                                        -----------         -----------

 Shareholders' equity:
      Common stock                                                             157                 157
      Additional paid-in capital                                           202,280             202,280
      Retained earnings                                                     20,752              24,608
                                                                        -----------         -----------
                                                                           223,189             227,045
      Less treasury stock, at cost                                          22,715              22,715
                                                                        -----------         -----------
            Shareholders' equity, net                                      200,474             204,330
                                                                        -----------         -----------

 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 330,228           $ 337,626
                                                                        ===========         ===========

================================================================================

The following is a script of the conference call held by Registrant at 10:00 a.m. on April 25, 2001 with respect to its financial results for the first quarter of fiscal year 2001.


                        Suburban Lodges of America, Inc.
                            Quarterly Conference Call
                                 April 25, 2001
                                   10:00 a.m.

Comments by David Krischer, Chief Executive Officer

         Thank  you  all  for   participating  in  today's  first  quarter  2001
conference call.

         We issued a press release this morning that included our first quarter financials. Please note that the press release includes a risk statement with regard to forward-looking statements made in the press release. Please consider the risk factors referred to in the press release as being restated at this time for the purposes of this conference call.

         My remarks this morning will first address our performance this past quarter, review the announcement we made two weeks ago and then address various issues raised during the last conference call. In light of the recently filed 13D and the anticipated commencement of a proxy contest over the election of directors at this year's annual meeting on May 17, on the advice of counsel we will not be opening this conference call up for questions so as to avoid any violations of the proxy rules.

         This will be the first, and hopefully the last, conference call where we have not taken questions. We look forward to returning to our standard format next quarter.

         For the quarter, revenue grew by 9% to $18.7 million from $17.1 million in 2000. We continue to see more rapid growth in our franchise income, which increased this quarter by 31% over the prior year. Net income before special charges was up to $0.06 per share this year versus $0.04 per share last year. As we announced two weeks ago, we have taken two special charges during the quarter: one for the expenses incurred in pursuing a strategic review of the Company's alternatives over a six-month period beginning in October 2000, and the second for a write-down of essentially development expenses associated with land we previously held for development and which we are now actively marketing. These charges resulted in a loss of $0.32 per share for the quarter.

         Hotel operations at Company-owned hotels continued to be strong during the quarter, although we are beginning to see a bit deeper economic downturn in our industry than had been originally anticipated, particularly in the Midwest where our impression is that they have been experiencing a recessionary environment since late in the fourth quarter of last year. During the quarter, occupancy increased to 78% from 74% last year. Together with an increase in average weekly rate from $197 last year to $200 this year, weekly RevPar for the quarter increased by 7% to $155 from $144 in 2000.

         Although not as dramatic as first quarter, and despite the sluggishness in the Midwest, we continue to see higher occupancies so far in the current quarter and remain cautiously optimistic as we continue through the year.

         Including the 65 Company-owned Suburban Lodge hotels, at the end of the quarter there were a total of 193 hotels open and operating under the Company's two brands: Suburban Lodge and GuestHouse International. In addition there were 137 hotels in various stages of construction or development between the two brands. The total of 330 hotels either open or in our pipeline at the end of the quarter is an increase of 38% over this same point last year.

         During the more than six months that we were conducting our strategic review, the Company was not in the marketplace purchasing its shares. As we indicated two weeks ago we are now again in the marketplace repurchasing shares.

         To the extent some of you have questions about our strategic review, I can only say that the company, with the very active involvement of the full board and its advisor, Salomon Smith Barney, took a very serious look at alternatives in the market place to maximize shareholder value. In light of the continued low stock price, the Company first began to consider a strategic review in late summer 2000 and decided to initiate the process in early October of last year.

         Let me emphasize: this was a very serious effort by the Company. And it was a serious effort by our banker, too, which was highly motivated to make a deal happen. When the process was completed, the only conclusion that could be reached was that, in the current economic environment, the best way to maximize value for shareholders is to continue with successful efforts to grow the Suburban Lodge and GuestHouse International franchises, complemented by ongoing share repurchases and opportunistic sales of real estate assets.

         We believe this program will result in increased earnings per share, which will be reflected favorably in the market price of the Company's common stock. Accordingly, we are continuing our efforts to sell and convert
Company-owned hotels into Company-franchised hotels and we are seeking new franchisees for the Company's brands in all of our target markets.

         There are additional, and noteworthy, details regarding the results of our strategic review in this morning's press release, which I urge you to read carefully. We also expand a bit on the status of HotelTools, which has been seeking third-party funding and, with our encouragement, is now seeking a buyer. We have been told by HotelTools that it currently is actively engaged in discussions with several prospective buyers.

         During our February conference call, concern was raised about the Company's return on equity. Since we had at that time engaged Salomon Smith Barney to represent us in a possible sale of the Company and were not in the market buying our shares, we were uncomfortable commenting on this issue...and we were equally uncomfortable explaining our discomfort. Now that these matters have been disclosed, I would like to address these concerns. First of all it should be clear that we are cognizant of our returns and focused on increasing them; however, not by sacrificing our significant advantage of being one of the least leveraged public hospitality companies.

         We recently conducted a study of public hospitality companies with total hotel assets of less than $1 billion to see how our return on assets compares to our peers. We believed that such a comparison would take into consideration our significantly lower leverage. Out of 22 hotel companies, both C corps and REITS, we are in the top 40%. Moreover, it should be obvious that since our purchase of GuestHouse International in mid-1999 we have significantly increased our franchise infrastructure to serve both of our brands. This has obviously had a negative impact on our recent returns. Nevertheless, our franchise performance has been steadily improving, and, we believe, it will be a significant vehicle for our future growth. Again, please do not interpret this discussion to mean that the Company is satisfied with its returns or that it is not focused on increasing shareholder value. We are. In fact, interestingly, the two hospitality companies with the highest returns on equity are franchise companies, the very model we are pursuing.

         This completes my formal remarks today. As noted at the beginning of this call, we will not be taking any questions at this time.

         However, in the next two weeks, we expect to be speaking directly with all of our major shareholders. At that time, we can respond to your questions about the issues raised in the proxy contest. In the meantime, if you have a question about one or more aspects of our first quarter results, please call Chuck Criscillis, our C. F. O., or me once you've had an opportunity to review today's press release.

         This concludes today's conference call. We appreciate your continuing interest in Suburban Lodges. You may all now hang up. Thank you very much.